Exhibit 99.5

CONFIDENTIAL

MuleSoft, Inc.

77 Geary Street, Suite 400

San Francisco, California 94108

Attention: Greg Schott, Chairman and Chief Executive Officer

March 2, 2018

Re:	Confidentiality Agreement

Ladies and Gentlemen:

This letter agreement is in regard to discussions concerning a possible negotiated acquisition, merger or similar business combination (a “Possible Transaction”) between salesforce.com, inc. (“Kona”) and MuleSoft, Inc. (“Malbec”) (Kona and Malbec being referred to in this letter agreement together as the “parties” and each individually as a “party”). In connection therewith, the parties may provide each other with certain information, including non-public, confidential and proprietary information, concerning such party and its affiliates, and their respective operations and businesses. All such information furnished by or on behalf of either party (such party, the “Disclosing Party”) to the other party (such party, the “Receiving Party”) or its Representatives (as defined below), whether furnished before or after the date of this letter agreement, in any form or medium and regardless of the manner in which it is furnished, and all notes, analyses, interpretations, compilations, memoranda, reports, studies and other documents or materials prepared by the Receiving Party or its Representatives to the extent they contain, reflect or are based upon, in whole or in part, any such information, are referred to in this letter agreement as the Disclosing Party’s “Information.” As used in this letter agreement, “Representatives” means, with respect to a specified party, such party’s affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and its and their respective directors, officers, employees, agents, advisors (including, without limitation, financial advisors, legal counsel, consultants and accountants) and, subject to compliance with the proviso of this sentence (other than, following the execution of a definitive merger agreement governing the Possible Transaction and public announcement thereof, in respect of a registered and widely disbursed underwritten equity offering by Kona or its subsidiaries), potential financing sources; provided that, (i) with respect to potential financing sources of Kona, no such person shall be a Representative of Kona unless and until the parties agree in writing after the date hereof (with Malbec’s agreement not to be unreasonably withheld), and (ii) notwithstanding the foregoing clause (i), Kona shall, upon written notice to Malbec, be permitted to designate one person as a potential debt financing source, which is hereby deemed to be Bank of America Merrill Lynch (each such potential financing source that is approved in accordance with this proviso, an “Approved Financing Source”). As used in this letter agreement, the term “person” includes, without limitation, the media, any governmental representative or authority, corporation, company, partnership, joint venture, association, other entity, group or individual.

In furtherance of such discussions, the parties agree as follows:

1.

The Receiving Party (i) shall keep, and shall cause its Representatives to keep, the Disclosing Party’s Information confidential and (except as provided in paragraph 2 below) shall not disclose, and shall cause its Representatives not to disclose, the Disclosing Party’s Information to any person without the prior written consent of the Disclosing Party, provided that the Disclosing Party’s Information may be disclosed, without such consent, to the Receiving Party’s Representatives to the extent that such Representatives need to know such Information in connection with such party’s evaluation, negotiation, and consummation of a Possible

Transaction, if such Representatives have been informed of the confidential nature of such Information and agree or are subject to an obligation or duty to keep such Information confidential, and (ii) shall use, and shall cause its Representatives to use, the Disclosing Party’s Information solely for the purpose of exploring, negotiating, and consummating a Possible Transaction and not for any other business, competitive or other purpose. In addition (except as provided in paragraph 2 below), each party shall not, and shall cause its Representatives not to, without the prior written consent of the other party, disclose to any person (i) that either party’s Information has been made available to the other party or the other party’s Representatives, (ii) that discussions between the parties or their Representatives concerning a Possible Transaction are taking place or (iii) any term, condition or other fact relating to any such Possible Transaction (collectively, “Transaction Information”), provided that Transaction Information may be disclosed, without such consent, to such party’s Representatives to the extent that such Representatives need to know such Transaction Information in connection with such party’s evaluation, negotiation, and consummation of a Possible Transaction, if such Representatives have been informed of the confidential nature of such Transaction Information and agree or are subject to an obligation or duty to keep such Transaction Information confidential. Each party shall be responsible (as a principal and not as a guarantor) for any breach or violation of any of the terms of this letter agreement that are applicable to its Representatives by any of its Representatives as if such breaches or violations had been committed directly by such party hereto.

2.	If a Receiving Party or any of its Representatives is requested or required pursuant to or in connection with any law, rule (including the rules of any stock exchange on which its securities are listed), regulation or the lawful requirement of a governmental authority or otherwise in connection with any other legal, regulatory, judicial, arbitral or administrative process (including any deposition, interrogatory, oral questioning, information or document request, subpoena, court order, regulatory filing, civil investigative demand or other similar process) or any audit or inquiry by a regulator, bank examiner, self-regulatory organization or pursuant to mandatory professional ethics rules (collectively, “Law”), to disclose the Disclosing Party’s Information or if either party or its Representatives is requested or required by Law to disclose any Transaction Information, such party shall, to the extent practicable and permitted by applicable Law, notify the other party promptly so that the other party may, at its sole expense, seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver by the other party, the party requested or required, or the party the Representative of which is requested or required, to disclose such Information or Transaction Information shall furnish or cause to be furnished only that portion of the Information or Transaction Information that such party or Representative determines in good faith in consultation with counsel is legally required to be disclosed and shall exercise its commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Information or Transaction Information; provided, however, that the party requested or required, or the party the Representative of which is requested or required, to make such disclosure shall, to the extent permitted by applicable Law, give the other party advance written notice of any Information or Transaction Information to be disclosed as far in advance of its disclosure as is reasonably practicable. In addition, the party requested or required (or the party the Representative of which is requested or required) to make such disclosure shall not, and shall cause its Representatives not to, oppose any reasonable action by the other party (and shall, if and to the extent requested by such other party, reasonably cooperate with and assist such other party, at such other party’s sole expense, in any such action) to obtain a protective order or other appropriate remedy or other reliable assurance that confidential treatment will be accorded any of the Information or Transaction Information that is disclosed or to take reasonable steps to resist or narrow the scope of such request or requirement. Disclosure made in compliance with this paragraph shall not constitute a breach of this letter agreement.

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3.	This letter agreement does not apply to such portions of the Disclosing Party’s Information that (i) are or become generally available to the public (other than as a result of a disclosure by the Receiving Party or its Representatives in breach of this letter agreement), (ii) are or become available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party or one of its Representatives) that is not known to the Receiving Party to be bound by a confidentiality, fiduciary or contractual obligation not to disclose with respect to such Information or (iii) have been independently acquired or developed without use or reference to the Disclosing Party’s Information or otherwise without violating any of the obligations under this letter agreement.

4.	Kona agrees that, for a period of one year from the date of this letter agreement, it and its subsidiaries shall not, without the prior written consent of Malbec, and shall not cause or permit any of its Representatives acting on its or its subsidiaries behalf to, without the prior written consent of Malbec, directly or indirectly, solicit for employment or hire any executive level employee employed by Malbec during any period during which the parties are engaged in the discussions contemplated by this letter agreement; provided, however, that the foregoing shall not prohibit general solicitations for employment not specifically targeted at Malbec’s or any of its subsidiaries’ employees (including, without limitation, any recruitment efforts conducted by any recruitment agency, provided that Kona, its subsidiaries, and other Representatives have not directed such recruitment efforts, or caused such recruitment efforts to be directed, at any employee(s) of Malbec or any of its subsidiaries) or any hiring resulting therefrom, or any solicitation or hiring of any person whose employment with Malbec or any of its subsidiaries has been terminated by Malbec or its subsidiaries, as applicable, prior to commencement of employment discussions between Kona or its subsidiaries or other Representative and such person.

5.	It is understood that, without the prior written consent of Malbec, Kona and its Representatives will not, directly or indirectly: (a) contact any third party who may provide equity, debt or any other type of financing for a Possible Transaction to discuss such Possible Transaction in any manner whatsoever (including, without limitation, on a confidential or “no names” basis), in each case, other than an Approved Financing Source and other than, following the execution of a definitive merger agreement governing the Possible Transaction and public announcement thereof, in respect of a registered and widely disbursed underwritten equity offering by Kona or its subsidiaries; (b) enter into any agreement, arrangement or understanding with any potential equity, debt or other type of financing source that requires such person to provide Kona with equity, debt or any other type of financing on an exclusive basis in connection with a Possible Transaction, or that would have the effect of preventing the ability of any person to provide equity, debt or any other type of financing to any other person in connection with a Possible Transaction or any other transaction involving Malbec, whether or not such person becomes an Approved Financing Source (it being understood that Kona may require any Approved Financing Source to implement a customary “tree system”); or (c) contact or communicate with any Person (including, without limitation, any stockholder, director, officer, employee, service provider, customer, supplier, partner, consultant or lender of Malbec or any of its affiliates) in any way regarding Malbec or its businesses or assets, provided that this clause (c) shall not restrict Kona or its Representatives from having contact or communicating with respect to commercial transactions in the ordinary course of business, so long as such contact or communications do not disclose or reveal Transaction Information or Malbec’s Information.

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6.	It is understood that, except to the extent authorized by the board of directors of Malbec (or any committee thereof) in advance, prior to the entry of a definitive agreement in respect of a Possible Transaction, none of Kona, any of its subsidiaries or any of their Representatives acting on their behalf will have any discussions or other communications with, extend any offer to, or enter into any agreement, arrangement or understanding with, any director or executive officer of Malbec involved in discussions or negotiations relating to a Possible Transaction relating to (i) any retention, severance or other compensation, incentives or benefits that may be or become payable to any directors or executive officers of Malbec in connection with a Possible Transaction or following the consummation thereof, or (ii) any directorship, employment, consulting arrangement or other similar arrangement between any directors or executive officers of Malbec with Kona or any of its subsidiaries following the consummation of a Possible Transaction; provided, that Kona, its subsidiaries and/or their Representatives acting on their behalf shall be permitted to make requests seeking the authorization of the board of directors of Malbec (or committee thereof) contemplated above (which authorization shall not be unreasonably withheld).

7.	Notwithstanding anything herein to the contrary, the parties agree that, without the prior written consent of Malbec, all communications from Kona or its Representatives acting on Kona’s behalf to Malbec regarding a Possible Transaction, including, without limitation, requests for Information of Malbec, will be submitted only to Matt Langdon, Rob Horton or Malbec’s financial advisor or outside legal counsel, or to such other person or persons as Malbec may direct in writing (for the avoidance of doubt, including via email), and, unless expressly directed to the contrary by Malbec, not to any of Malbec’s other Representatives.

8.	Each party hereby acknowledges that it is aware of and will obey, and will advise its Representatives that are informed as to the matters that are the subject of this letter agreement to obey, all applicable securities laws or regulations in making use of a Disclosing Party’s Information or any Transaction Information. In particular, without limitation as to the foregoing sentence, each party acknowledges that it and its Representatives may receive material non-public information in connection with their evaluation of a Possible Transaction, and such party is aware (and will so advise its Representatives that are informed as to the matters that are the subject of this letter agreement) that the United States and other applicable securities laws impose restrictions on trading in securities when in possession of such information.

9.	Kona hereby represents and warrants that, as of the date of this letter agreement, other than securities that may be owned through employee benefits plans sponsored by or affiliated with Kona or its subsidiaries, neither it nor any of its subsidiaries possesses any voting right or other ownership right with respect to any debt or equity security (including Derivative Securities) of Malbec. In consideration for being furnished with Information relating to Malbec and its affiliates and engaging in discussions concerning a Possible Transaction, Kona agrees that, for a period of twelve (12) months from the date of this letter agreement (the “Standstill Period”), none of Kona, any of its subsidiaries, or any of its Representatives acting at its direction or on its behalf will in any manner, directly or indirectly, acting alone or as part of a group:

a.	acquire, agree to acquire, or publicly propose or offer to acquire, whether by means of a private or open market purchase, a block trade, a tender or exchange offer, a merger, consolidation or other form of business combination transaction or in any other manner, (i) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, any equity securities of Malbec or any right to direct the voting or disposition of any equity securities of Malbec, including through options, puts, calls, swaps or other derivative or convertible instruments, hedging contracts or any other form of transaction, agreement, arrangement or understanding (collectively, “Derivative Securities”), in each case, (x)

CONFIDENTIAL

whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) and whether or not any of the foregoing would give rise to beneficial ownership (as defined under Rule 13d-3 under the Exchange Act) and (y) other than any acquisitions of securities by or through any employee benefits plan sponsored by or affiliated with Kona or its subsidiaries, or (ii) ownership of any businesses, material properties or material assets of Malbec, in each case including any rights or options to acquire such ownership through derivative or any other form of transaction;

b.	seek or attempt to effect, or publicly propose or offer to effect, (i) any merger, consolidation or other form of business combination transaction in each case with respect to Malbec, (ii) any acquisition of stock or material assets (whether by private or open market purchase, a block trade, a tender or exchange offer or any other form of transaction) in each case with respect to Malbec (other than any acquisitions of securities by or through any employee benefits plan sponsored by or affiliated with Kona or its subsidiaries), or (iii) any recapitalization, restructuring, liquidation, dissolution or any other extraordinary transaction, in each case with respect to Malbec;

c.	initiate, or knowingly induce or attempt to induce any other person or group to initiate, (i) any transaction referenced in the foregoing clauses (a) and (b) of this paragraph 9, (ii) any stockholder proposal regarding Malbec or the board of directors, management, business, strategies, policies or affairs thereof (whether binding or precatory in nature), or (iii) the calling, holding or convening of a stockholders’ meeting of Malbec for any purpose;

d.	(i) seek or attempt to change, control or influence, or knowingly induce or attempt to induce any other person or group to seek or attempt to change, control or influence, the board of directors, management, business, strategies, policies or affairs of Malbec, (ii) seek or attempt, or induce or attempt to induce any other person or group to seek or attempt, to obtain representation on the board of directors of Malbec, including in each case, without limitation, by means of a “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)), or (iii) seek to influence, advise or direct the vote of any holder of voting securities of Malbec;

e.	publicly disclose any plan or arrangement prohibited by the restrictions of this paragraph 9, or take any action that would reasonably be expected to require Malbec or its Representatives under applicable law or listing standards to make a public announcement regarding any of the matters referenced or described in this paragraph 9; or

f.	advise, assist or knowingly encourage any other person (including serving as a financing source for any other person) in connection with any of the matters prohibited by the restrictions of this paragraph 9.

Notwithstanding any other provision of this letter agreement to the contrary, nothing herein shall be deemed to prohibit Kona or any other Person from confidentially communicating to Malbec’s board of directors any non-public proposals regarding a Possible Transaction to the extent such proposal does not require Malbec, Kona, or such other Person to make a public announcement regarding this letter agreement, such proposal, a Possible Transaction or any of the matters prohibited by the restrictions of this paragraph 9.

CONFIDENTIAL

Notwithstanding anything to the contrary in this paragraph 9, if prior to the end of the Standstill Period: (a) Malbec or any of its subsidiaries enters into a definitive agreement with a third party providing for a transaction or series of related transactions (an “Acquisition Transaction”) involving (x) the sale or other disposition of 50% or more of the consolidated assets (measured by value or earnings power) of Malbec, (y) a tender or exchange offer, merger or other business combination or similar extraordinary transaction that would result in a change of control of Malbec (including, for the avoidance of doubt, if resulting in the shareholders of Malbec immediately prior to completion of such transaction or series of related transactions owning less than 50% of the voting power of (or economic interest in) the surviving or resulting company (without giving effect to any overlapping shareholdings)) or (z) the issuance, sale or other transfer of securities directly or indirectly constituting more than 50% of the outstanding voting securities (either by total combined voting power entitled to vote in the election of directors or by number of shares of total voting securities outstanding) of Malbec; or (b) a tender offer or exchange offer is commenced (within the meaning of Rule 14d-2 of the Exchange Act) by a person or group other than Kona or its affiliates seeking to acquire directly or indirectly more than 50% of the outstanding voting securities of Malbec (either by total combined voting power entitled to vote in the election of directors or by number of shares of total voting securities outstanding) and Malbec’s board of directors either accepts or recommends in favor of such offer or fails to publicly recommend that its stockholders reject such tender offer or exchange offer within 10 business days from the date of commencement of such tender offer or exchange offer, or thereafter withdraws or adversely qualifies the recommendation that its stockholders reject such tender offer or exchange offer, then, in the case of the occurrence of an event described in the foregoing clauses (a) or (b), Kona shall no longer be subject to this paragraph 9 (including clauses (a) - (f) hereof).

10.	Neither Disclosing Party or any of its Representatives or controlling persons makes any express or implied representation or warranty as to the accuracy or completeness of such Disclosing Party’s Information, and no such person will have any liability on any basis relating to such Disclosing Party’s Information or for any errors therein or omissions therefrom, and neither the applicable Receiving Party nor its Representatives will make any claims whatsoever against such persons, with respect to or arising out of the Information or for any errors therein or omissions therefrom, in each case unless set forth in any written definitive agreement with respect to a Possible Transaction. Each Receiving Party agrees that it and its Representatives shall not acquire rights or licenses to any intellectual property or other Information furnished to such Receiving Party or its Representatives pursuant to this letter agreement.

11.	Other than this letter agreement, no contract or agreement with respect to any Possible Transaction will be deemed to exist between the parties unless and until a written definitive agreement with respect thereto has been executed and delivered and, except for the obligations expressly set forth herein, neither party will have any legal obligation of any kind with respect to any such Possible Transaction by virtue of this letter agreement or otherwise. Each party reserves the right, in its sole and absolute discretion, to provide or not provide Information to the other party and its Representatives under this letter agreement, to reject any and all proposals made by the other party any of its Representatives with respect to a Possible Transaction and to terminate discussions and negotiations with the other party and its Representatives at any time or for any reason with respect to a Possible Transaction.

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12.	Each party acknowledges that money damages would not be an adequate remedy for any breach of this letter agreement by either party or any of its Representatives and that the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such actual or potential breach. Each party hereby agrees that it will not resist such application for relief on the basis that the non-breaching party has an adequate remedy at law, and further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedies shall be in addition to all other remedies available at law or in equity to the non-breaching party.

13.	This letter agreement (and any dispute, controversy, proceeding or claim of whatever nature arising out of or in any way relating to this letter agreement or its formation) shall be governed by and construed in accordance with the laws of the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware located in Wilmington, Delaware, and related appellate courts, and, only if such court declines jurisdiction or does not have subject matter jurisdiction, any federal courts located in the State of Delaware with respect to any such dispute, controversy, proceeding or claim. Each of the parties hereby consents to personal jurisdiction in any such action and to service of process by mail, and waives any objection to venue in any such court. EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT.

14.	If any provision of this letter agreement shall for any reason be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this letter agreement, but shall be confined in its operation to the provision of this letter agreement directly involved in the controversy in which such judgment shall have been rendered. No amendment or other modification or waiver of any provision hereof shall be binding unless in writing and signed by the parties. No failure or delay by either party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this letter agreement.

15.	This letter agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this letter agreement. This letter agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns; provided, however, that this letter agreement may not be assigned by either party without the prior written consent of the other party, and any attempted assignment without such prior consent shall be void.

16.	Except as otherwise expressly provided herein, the parties’ obligations under this letter agreement shall terminate two years from the date hereof, provided that (i) any Information of the Disclosing Party retained by the Receiving Party shall continue to be subject to the confidentiality obligations of this letter agreement for four years from the date hereof, (ii) the obligations to the extent relating to Transaction Information shall be perpetual, (iii) paragraphs 10–16 shall survive such termination and (iv) no such termination shall relieve either party from liability in respect of breaches by such party prior to such termination.

17.	This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. Signatures transmitted electronically shall be accepted as originals for all purposes of this letter agreement.

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[Signature page follows.]

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Please countersign and return one copy of this letter agreement, which thereupon will constitute a legally binding agreement with respect to the subject matter hereof.

Very truly yours,

SALESFORCE.COM, INC.

By:	/s/ John Somorjai
Name: John Somorjai
Title: Executive Vice President of Corporate Development & Salesforce Ventures

ACCEPTED AND AGREED TO:

MULESOFT, INC.

By:	/s/ Rob Horton
Name: Rob Horton
Title: Senior Vice President, Corporate
Development & General Counsel

[Signature Page to the Confidentiality Agreement]